CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock Funds IV of our report dated September 27, 2018, relating to the financial statements and financial highlights, which appears in BlackRock Global Long/Short Credit Fund’s (one of the series constituting BlackRock Funds) Annual Report on Form N-CSR for the year ended July 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 27, 2018